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                                                                    EXHIBIT 10.6



                    TAX SHARING AND DISAFFILIATION AGREEMENT

                           Dated as of [      ], 2000

                                 by and between

                          TECHNOLOGY SOLUTIONS COMPANY

                                      and

                              eLOYALTY CORPORATION






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                   TAX SHARING AND DISAFFILIATION AGREEMENT

TAX SHARING AND DISAFFILIATION AGREEMENT dated as of _______, by and between TECHNOLOGY SOLUTIONS COMPANY, a Delaware corporation ("TSC"), and eLOYALTY CORPORATION, a Delaware corporation ("eLoyalty").


                                    RECITALS

                  WHEREAS, eLoyalty is a first tier Subsidiary of TSC;

                  WHEREAS, TSC is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files consolidated federal income Tax Returns;

                  WHEREAS, pursuant to the Reorganization Agreement dated as of __________________, 1999 by and between TSC and eLoyalty (the "Reorganization Agreement"), TSC has contributed to eLoyalty the Transferred Assets, and eLoyalty has assumed the Assumed Liabilities (as more fully described in the Reorganization Agreement, the "Contribution"), and TSC will distribute to the holders of TSC Common Stock all of the outstanding shares of eLoyalty Common Stock owned by TSC, with cash distributed in lieu of fractional shares of eLoyalty Common Stock (as described more fully in the Reorganization Agreement, the "Distribution");

                  WHEREAS, TSC and eLoyalty intend that the Contribution will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a distribution described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to TSC or any shareholder of TSC (except to the extent of cash received in lieu of any fractional shares of eLoyalty Common Stock);

                  WHEREAS, after the Distribution Date, eLoyalty will cease to be a member of the TSC Affiliated Group for federal income Tax purposes;

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                  WHEREAS, members of the eLoyalty Group and members of the TSC
Group desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date; and

                  WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Reorganization Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.01  For the purposes of this Agreement:

                  "AGREEMENT" shall mean this Tax Sharing and Disaffiliation Agreement as the same may be amended from time to time.

                  "APPLICABLE FEDERAL RATE" shall have the meaning set forth in
Section 1274(d) of the Code, compounded quarterly.


                  "CHANGE IN FEDERAL TAX LAW" shall mean any of the following occurring after the Distribution Date: any amendment to, or change in, the Internal Revenue Code of 1986, as amended (or any Treasury Regulations thereunder); the issuance of any revenue ruling, revenue procedure, notice, or other pronouncement of general application by the Internal Revenue Service or any successor administrative agency; or the receipt of a binding private letter ruling addressed to TSC, in each such case to the effect that no income or gain will be recognized for federal income tax purposes by the TSC Affiliated Group upon the exercise by employees of any member of such group of options with respect to eLoyalty stock.

                  "CLAIM" shall have the meaning set forth in Section 5.03(a) of this Agreement.

                  "CONTRIBUTION" shall have the same meaning set forth in the third recital.

                  "CONTROLLING PARTY" shall have the meaning set forth in
Section 5.01 of this Agreement.

                  "DISTRIBUTION" shall have the meaning set forth in the third recital.


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                  "eLOYALTY" shall have the meaning set forth in the preamble to this Agreement.

                  "eLOYALTY GROUP" shall mean, for any period, (i) eLoyalty,
(ii) the eLoyalty Business, to the extent operated as a division of an entity other than eLoyalty and (iii) an affiliate of either of the foregoing or of TSC, excluding any entity that is principally engaged in the Retained Business. For purposes of the foregoing, "affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, eLoyalty or the eLoyalty Business (as described in (i) or (ii) in the preceding sentence). For purposes of this definition, the term "control" means the power to direct management, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the term "controlled" has the meaning correlative to the foregoing. Notwithstanding the foregoing, for any period, (x) eLoyalty and TSC shall not be deemed to be under common control for purposes hereof due solely to the fact that eLoyalty and TSC indirectly or directly have common stockholders, (y) the eLoyalty Business to the extent operated as a division of an entity other than eLoyalty and eLoyalty shall neither be treated as a member of the TSC Group nor be deemed to be controlled by TSC and (z) any Person controlled by both eLoyalty and TSC shall be treated as controlled solely by eLoyalty. A "member" of the eLoyalty Group shall include, without limitation, the eLoyalty Business, to the extent operated as a division of an entity other than eLoyalty.

                  "eLOYALTY TAINTING ACT" shall mean:

                  (a) any inaccuracy or breach of any representation, warranty, or covenant that is made by eLoyalty pursuant to Section 2.01 of this Agreement;

                   (b) any action (or failure to take any reasonably available action) by any member of the eLoyalty Group; or

                  (c) any acquisition or other transaction involving the capital stock of eLoyalty (other than the Contribution or Distribution).

                  "eLOYALTY TAXES" shall mean any Taxes (excluding Restructuring Taxes) that are attributable to the eLoyalty Business. For purposes of the foregoing, Taxes shall be deemed attributable to the eLoyalty Business to the extent such Taxes are imposed as a result of (i) Tax Items of each foreign member of the TSC Group or the eLoyalty Group but, in the case of such a member organized under the laws of France or the United Kingdom, only to the extent not directly related to the Retained Business, (ii) Tax Items of each U.S. member of the TSC Group or the eLoyalty Group directly related to the eLoyalty Business, or (iii) the portion of Tax Items of U.S. members not directly related to either the eLoyalty Business or the Retained Business corresponding to the proportion of the aggregate revenues of the U.S. members attributable to the eLoyalty Business relative to the aggregate revenues of the U.S. members attributable to either the eLoyalty Business or the Retained Business for the fiscal (accounting) year of TSC in which, or with which, ends the taxable year with respect to which the relevant Tax is imposed. For


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purposes hereof, a "U.S. member" shall mean a member organized under the laws of the United States or a State or a jurisdiction thereof or therein, and a "foreign" member shall mean a member that is not a U.S. member. For purposes of the foregoing, in the case of any entity or group having Tax Items attributable to the eLoyalty Business, incremental Tax Benefits shall be attributed to foreign, but not U.S. members of the eLoyalty Group or the TSC Group.

                  "FILING PARTY" shall have the meaning set forth in Section
4.01 of this Agreement.

                  "FINAL DETERMINATION" shall mean with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

                  "INDEMNITOR" shall have the meaning set forth in Section 5.02 of this Agreement.

                  "LIABLE PARTY" shall have the meaning set forth in Section
4.01 of this Agreement.

                  "NET OPTION DEDUCTION" shall mean, for any taxable year of the TSC Affiliated Group, the excess for such group of (i) the aggregate net deduction or loss recognized by such group for federal income tax purposes upon the exercise by employees of any member of such group of options with respect to eLoyalty stock over (ii) any aggregate net income or gain recognized for federal income tax purposes by such group upon the exercise by employees of any member of such group of options with respect to eLoyalty stock.

                  "POST-DISTRIBUTION PERIOD" shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

                  "PRE-DISTRIBUTION PERIOD" shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

                  "REORGANIZATION AGREEMENT" shall have the meaning set forth in the third recital.


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                  "REPRESENTATION LETTERS" shall mean the representation letters and any other materials (including, without limitation, the ruling request and the supplemental submissions to the IRS) delivered or deliverable by TSC and others in connection with the issuance by the IRS of the Tax Rulings.

                  "RESTRUCTURING TAXES" shall mean any Taxes (and other liabilities, including, without limitation, liability to stockholders and the costs of defending against the imposition of such Taxes and other liabilities) imposed as a result of a Final Determination that (i) the Contribution failed to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a distribution described in
Section 355 of the Code, or (iii) any stock or securities of eLoyalty failed to qualify as "qualified property" within the meaning of Section 355(c)(2) of the Code because of the application of Section 355(d) or Section 355(e) of the Code to the Distribution.

                  "RETAINED BUSINESS" shall have the meaning set forth in the Reorganization Agreement.

                  "TAX" (and with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorum, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

                  "TAX BENEFITS" means benefits taken into account in computing the tax liability of a member of either the eLoyalty Group or the TSC Group, including the benefit of the graduated tax rates of Section 11 of the Code, as well as any similar or corresponding benefits under state or local tax law.

                  "TAX ITEM" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, receipt, proceeds or any other item or event that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

                  "TAX RETURN" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  "TAX RULINGS" shall mean the rulings by the IRS deliverable to TSC in connection with the Contribution and the Distribution.


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                  "TRANSACTION TAXES" shall have the meaning set forth in
Section 3.04(d) of this Agreement.

                  "TSC" shall have the meaning set forth in the preamble to this Agreement.

                  "TSC AFFILIATED GROUP" shall mean the corporations included in the affiliated group, as defined in Section 1504 of the Code, of which TSC is the common parent, and any successor group.

                  "TSC GROUP" shall mean, for any period, TSC or an affiliate of TSC engaged principally in the Retained Business. For the purposes of the foregoing, "affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, TSC. For the purposes of this definition, the term "control" means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the term "controlled" has the meaning correlative to the foregoing. Notwithstanding the foregoing, for any period, (x) eLoyalty and TSC shall not be deemed to be under common control for purposes hereof solely due to the fact that eLoyalty and TSC indirectly or directly have common stockholders, (y) the eLoyalty Business to the extent operated as a division of an entity other than eLoyalty and eLoyalty shall neither be treated as a member of the TSC Group nor be deemed to be controlled by TSC and (z) any person controlled by both eLoyalty and TSC shall be treated as controlled solely by eLoyalty.

                  "TSC TAINTING ACT" shall mean:

                  (a) any inaccuracy or breach of any representation, warranty, or covenant that is made by TSC pursuant to Section 2.02 of this Agreement;

                  (b) any action (or failure to take any reasonably available action) by any member of the TSC Group;

                  (c) any acquisition or other transaction involving the capital stock of TSC (other than the distribution of the capital stock of TSC in the spin-off).

                  "TSC TAXES" shall mean any Taxes (excluding Restructuring Taxes) that are attributable to the Retained Business. For purposes of the foregoing, Taxes shall be deemed attributable to the Retained Business to the extent such Taxes are imposed as a result of (i) Tax Items of each foreign member organized under the laws of France or the United Kingdom to the extent directly related to the Retained Business, (ii) Tax Items of each U.S. member of the TSC Group or the eLoyalty Group directly related to the Retained Business, or (iii) the portion of Tax Items of U.S. members not directly related to either the eLoyalty Business or the Retained Business corresponding to the proportion of the aggregate revenues of the U.S. members attributable to the Retained Business relative to the aggregate revenues of the U.S. members attributable to either the eLoyalty Business or the Retained Business for the fiscal (accounting)


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year of TSC in which, or with which, ends the taxable year with respect to which the relevant Tax is imposed. For purposes hereof, a "U.S. member" shall mean a member organized under the laws of the U.S. or a State or a jurisdiction thereof or therein, and a "foreign" member shall mean a member that is not a U.S.
member. For purposes of the foregoing, in the case of any entity or group having Tax Items attributable to the Retained Business, incremental Tax Benefits shall be attributable to U.S., but not foreign, members of the eLoyalty or TSC Group.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                  2.01 eLOYALTY. eLoyalty hereby represents and warrants that:
(i) it has examined the Tax Rulings and the Representation Letters, and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the eLoyalty Group or the eLoyalty Business (including, without limitation, the facts and representations in the Representation Letters and the Tax Rulings to the extent that they relate to the eLoyalty Group or the eLoyalty Business, and the plans, proposals, intentions and policies of the eLoyalty Group and the eLoyalty Business) were true, correct and complete in all material respects when the Tax Rulings were issued, and will be true, correct and complete in all material respects on the Distribution Date.

                  2.02 TSC. TSC hereby represents and warrants that (i) it has examined the Tax Rulings and the Representation Letters, and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the TSC Group or the Retained Business and not descriptive of the eLoyalty Group or the eLoyalty Business (including, without limitation, the facts and representations in the Representation Letters and the Tax Rulings to the extent that they relate to the TSC Group or the Retained Business and do not relate to the eLoyalty Group or the eLoyalty Business, and the plans, proposals, intentions and policies of the TSC Group and the Retained Business, and not of the eLoyalty Group or the eLoyalty Business) were true, correct and complete in all material respects when the Tax Rulings were issued, and will be true, correct and complete in all material respects on the Distribution Date.


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                                   ARTICLE III
              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

                  3.01 OBLIGATIONS TO FILE TAX RETURNS. (a) TSC shall timely file or cause to be filed all Tax Returns with respect to the eLoyalty Group that (i) are due on or before the Distribution Date or (ii) are for any Pre-Distribution Period and are filed on a consolidated, combined or unitary basis and include any member of the eLoyalty Group, on one hand, and any member of the TSC Group, on the other hand, (except, in all cases, with respect to any member of the eLoyalty Group for which TSC would not have filed or cause to be filed a Tax Return in accordance with past practice). eLoyalty shall timely file or cause to be timely filed any other Tax Return with respect to the eLoyalty Group.

                  (b) TSC shall timely file or cause to be timely filed all Tax Returns with respect to the TSC Group.

                  3.02 OBLIGATION TO REMIT TAXES. TSC and eLoyalty shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 3.01, and shall be entitled to reimbursement for such payments to the extent provided in Section 3.03.

                  3.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS. (a) eLoyalty shall be liable for and pay, and pursuant to Article XII of the Reorganization Agreement shall indemnify, defend, and hold harmless TSC and the TSC Indemnified Parties from and against, any and all Losses and Expenses incurred or suffered by TSC or one or more of the TSC Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly
(i) any eLoyalty Taxes and (ii) any amount determined to be eLoyalty's liability under Section 3.04. eLoyalty shall be entitled to any refund of or credit for Taxes for which eLoyalty is responsible under this Section 3.03(a).

                  (b) TSC shall be liable for and pay, and pursuant to Article XII of the Reorganization Agreement shall indemnify, defend, and hold harmless eLoyalty and the eLoyalty Indemnified Parties from and against, any and all Losses and Expenses incurred or suffered by eLoyalty or one or more of the eLoyalty Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly (i) any TSC Taxes and (ii) any amount determined to be TSC's liability under Section 3.04. TSC shall be entitled to any refund of or credit for Taxes for which TSC is responsible under this Section 3.03(b).

                  (c) Except as set forth in this Agreement, the Reorganization Agreement or any other Operating Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the TSC Group and any member of the eLoyalty Group shall be terminated with respect to the eLoyalty Group as of the Distribution Date.


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                  3.04 RESTRUCTURING TAXES; OTHER TAXES RELATING TO THE
CONTRIBUTION OR DISTRIBUTION.

                  (a) eLoyalty and TSC shall each be liable for 50% of Restructuring Taxes that are imposed as a result of neither an eLoyalty Tainting Act nor a TSC Tainting Act. In the case of the imposition of a Restructuring Tax where there is both an eLoyalty Tainting Act and a TSC Tainting Act, and each of the eLoyalty Tainting Act and the TSC Tainting Act would alone be sufficient to result in the imposition of such Restructuring Tax, eLoyalty and TSC shall each be liable for 50% of such Restructuring Tax. In the case of a Restructuring Tax that would not have been imposed but for the existence of both an eLoyalty Tainting Act and a TSC Tainting Act, eLoyalty and TSC shall be liable for such Restructuring Tax to the extent the eLoyalty Tainting Act and the TSC Tainting Act, respectively, contributed to the imposition of such Restructuring Tax.

                  (b) Except as described in Section 3.04(a), eLoyalty shall be liable for Restructuring Taxes imposed as a result of an eLoyalty Tainting Act.

                  (c) Except as described in Section 3.04(a), TSC shall be liable for Restructuring Taxes imposed as a result of a TSC Tainting Act.

                  (d) TSC will determine the amount of sales, transfer, V.A.T. or other similar taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and real estate recording fees but not patent, copyright, and trademark recording fees, but excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Reorganization Agreement (the "Transaction Taxes"). TSC and eLoyalty shall each file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes. Transaction Taxes shall be the liability of the Person who or which is primarily liable therefor under applicable Tax law.

                  3.05 PERIOD THAT INCLUDES THE DATE OF DISTRIBUTION. (a) To the extent permitted by law or administrative practice, the taxable year of the eLoyalty Group shall be treated as closing at the close of the Distribution Date.

                  (b) If it is necessary for purposes of this Agreement to determine the eLoyalty Taxes or TSC Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under Section 3.05(a) as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a "closing of the books" basis at the close of the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

                  3.06 PAYMENTS IN RESPECT OF NET OPTION DEDUCTIONS. IF, following the Distribution Date, eLoyalty provides to TSC an unqualified opinion of independent tax counsel of national standing selected by eLoyalty and reasonably acceptable to TSC


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concluding (in form and substance reasonably acceptable to TSC) that, based on a
Change in Federal Tax Law, a Net Option Deduction will be available to the TSC Affiliated Group with respect to eLoyalty stock options exercised by employees of any member of the TSC Affiliated Group after the date of such tax opinion, THEN for each taxable year of the TSC Affiliated Group ending after the date of such opinion (and taking into account only those eLoyalty options exercised after the date of such opinion) TSC shall remit to eLoyalty for each such taxable year (A) the excess, if any, of (i) the aggregate amount of federal income taxes that would have been payable by the TSC Affiliated Group with respect to such taxable year if the Net Option Deduction had been zero over (ii) the aggregate amount of federal income taxes actually payable by the TSC Affiliated Group with respect to such taxable year minus (B) any tax or penalty other than federal income tax (including, but not limited to, FICA, FUTA, and other similar taxes) borne by any member of the TSC Affiliated Group with respect to such taxable year as a result of the exercise, after the date of such opinion, of eLoyalty stock options by employees of any member of the TSC Affiliated Group. At the election of TSC, TSC's remittance with respect to a taxable year shall be conditioned upon confirmation from independent tax counsel that no change in law or other circumstance has occurred that would render the conclusion reached in the original tax opinion to be no longer correct. TSC shall remit amounts to eLoyalty required by this Section 3.06 with respect to a taxable year as promptly as practicable following the date the final income tax return for such taxable year is filed by TSC. If any Net Option Deduction for which payment has been made by TSC pursuant to this Section 3.06 is subsequently reduced, eliminated or deferred, eLoyalty shall promptly indemnify TSC for all Losses and Expenses arising as a result of such reduction, elimination or deferral.


                                   ARTICLE IV
                                    PAYMENTS

                  4.01 GENERAL TAX PAYMENTS. With respect to any Taxes for which one party (the "Liable Party") is liable under Section 3.03 and that are to be remitted in connection with Tax Returns to be filed by the other party (the "Filing Party") after the Distribution Date pursuant to Sections 3.01 and 3.02,
(i) upon the request of the Filing Party, the Liable Party shall promptly provide to the Filing Party all information necessary to enable the Filing Party to file such Tax Returns and (ii) assuming compliance by the Liable Party with the Liable Party's obligations under clause (i) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than ten (10) days prior to the due date for remitting such Taxes (or, if the due date is within forty-five (45) days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of such Liable Party's Taxes (and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement. The Liable Party shall have the right to object in writing to such calculation on or before sixty (60) days after the date on which such request is provided to the Liable Party, on the grounds that there is substantial authority that such calculation is incorrect; provided that if the Liable Party so objects, (i) the Filing Party and the Liable Party shall promptly submit the dispute to an independent


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accounting or law firm acceptable to both the Filing Party and the Liable Party for prompt resolution, whose decision shall be final and binding on the Filing Party and the Liable Party, and (ii) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute. The Liable Party shall pay to the Filing Party any amount not in dispute on or before the thirtieth (30th) day following the receipt of such request by the Liable Party, with additional amounts to be paid by the Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which such Return is filed) promptly upon resolution of any objection.

                  4.02 OTHER PAYMENTS. Other payments due to a party under
Section 3.03 shall be due not later than twenty (20) days after the receipt or crediting of a refund or the receipt of notice of a Final Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

                  4.03 NOTICE. TSC and eLoyalty shall give each other prompt written notice of any payment that may be due under this Agreement.


                                    ARTICLE V
                                   TAX AUDITS

                  5.01 GENERAL. Except as otherwise provided in this Agreement, each of eLoyalty and TSC (as the case may be, the "Controlling Party") shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 3.01. Except as provided in
Section 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

                  5.02 INDEMNIFIED CLAIMS IN GENERAL. TSC or eLoyalty shall promptly notify the other in writing upon the receipt of an actual notice of assessment by the relevant Taxing authority of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor in certain circumstances under Section 5.03 of this Agreement, shall permit the Indemnitor to participate in the proceeding at the Indemnitor's own expense; provided, however, that the Controlling Party shall not be required to indemnify the Indemnitor if the Controlling Party fails to notify or provide such information to the Indemnitor, unless the Indemnitor is materially prejudiced thereby. The Indemnitor shall pay all (or, in the case of Restructuring Taxes for which liability is shared under Section 3.04(a) of this Agreement, a portion based on the Indemnitor's share of such Restructuring Taxes) reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven (7) days after a written request by the Controlling Party.


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                  5.03 CERTAIN FEDERAL INCOME TAX CLAIMS. (a) Any issues (other than issues relating to Restructuring Taxes for which liability is shared under
Section 3.04(a), which shall be excluded from the provisions of this Section 5.03) raised by the IRS in any Tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement that in the aggregate would equal or exceed $250,000 with respect to any taxable year are defined as a Claim (a "Claim"). Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any Claim, (ii) within thirty
(30) days after such notice is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested and the Indemnitor shall provide an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination will be substantially consistent with the Indemnitor's position relating to such Claim, (iii) the Indemnitor shall agree to pay (and shall pay) on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, and (iv) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in the Controlling Party's sole discretion the nature of all actions to be taken to contest such Claim, including (x) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (y) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (z) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

                  (c) If the Controlling Party shall elect to pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts


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

advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.


                                   ARTICLE VI
                                   COOPERATION

                  6.01 GENERAL. TSC and eLoyalty shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period. Each party agrees to treat the Contribution and Distribution for all income Tax purposes as not causing the recognition of any income, gain or loss (except with respect to the payment of cash in lieu of fractional shares).

                  6.02 COOPERATION WITH RESPECT TO TAX RETURN FILINGS, EXAMINATIONS AND TAX RELATED CONTROVERSIES. (a) In addition to any obligations imposed pursuant to the Reorganization Agreement, each member of the TSC Group shall fully cooperate with eLoyalty and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by eLoyalty pursuant to this Agreement, by or for any member of the eLoyalty Group.

                  (b) eLoyalty shall fully cooperate with TSC and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by TSC pursuant to this Agreement. Such cooperation shall include, but not be limited to, (x) the execution and delivery to TSC by eLoyalty of any power of attorney required to allow TSC and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article V of this Agreement, and (y) making available to TSC, during normal business hours, and within fifteen (15) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

                                   ARTICLE VII
                          RETENTION OF RECORDS; ACCESS

                  The TSC Group and the eLoyalty Group shall:

                  (a) retain (for a minimum of five (5) years) records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the TSC Group or the eLoyalty Group or for the audit of such Tax Returns; and

                  (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the current or potential review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or applicable law. At any time after the Distribution Date that the eLoyalty Group proposes to destroy such records, documents, accounting data or other information, the eLoyalty Group shall first notify TSC in writing and TSC shall be entitled to receive such records, documents, accounting data or other information proposed to be destroyed.

                                  ARTICLE VIII
                                    DISPUTES

                  If TSC and eLoyalty cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both TSC and eLoyalty. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.


                                   ARTICLE IX
                           TERMINATION OF LIABILITIES

                  Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall survive indefinitely.



                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

                  It is acknowledged that, as set forth more fully in the Reorganization Agreement, (i) Transferred Assets include any right, title or interest in any tax refund, credit or benefit to which eLoyalty is entitled in accordance with the terms of this Agreement, (ii) Assumed Liabilities include all liabilities for which eLoyalty is liable in accordance with the terms of this Agreement, (iii) Retained Assets include any right, title or interest of TSC in any tax refund, credit or benefit to which TSC is entitled in accordance with the terms of this Agreement, and (iv) Retained Liabilities include all liabilities for which TSC is liable in accordance with the terms of this Agreement. It is further acknowledged that rights, obligations and indemnification with respect thereto are set forth in the Reorganization Agreement.

                  Accordingly, it is further acknowledged that Articles XII, XIII, XIV and XV of the Reorganization Agreement shall govern, as relevant, this Agreement as if the Reorganization Agreement and this Agreement were a single agreement; provided, that to the extent of any inconsistency between the provisions of this Agreement and such provisions of the Reorganization Agreement, the provisions of this Agreement shall apply in applying this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                       TECHNOLOGY SOLUTIONS
                                       COMPANY

                                       By _________________________________
                                       Name: ______________________________
                                       Title: _____________________________


                                       eLOYALTY CORPORATION

                                       By _________________________________
                                       Name: ______________________________
                                       Title: _____________________________


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